Exhibit 99.1

Flagstone Re Reports Diluted Book Value per Share of $12.62 for end of Third Quarter 2008

HAMILTON, Bermuda--(BUSINESS WIRE) – November 3rd, 2008 - Flagstone Reinsurance Holdings Limited (NYSE: FSR) announced third quarter 2008 basic book value per share of $12.68 and diluted book value per share of $12.62, down 14.9% and 12.7% for the quarter (ratios inclusive of dividends), respectively.  Net loss available to common shareholders for the quarter ended September 30, 2008 was $(186.5) million, or $(2.18) per diluted share, compared to net income of $66.2 million, or $0.77 per diluted share, for the quarter ended September 30, 2007.  Net loss available to common shareholders for the nine months ended September 30, 2008 was $(111.7) million, or $(1.31) per diluted share, compared to net income of $116.6 million, or $1.44 per diluted share, for the nine months ended September 30, 2007.

Operating highlights for the three and nine months ended September 30, 2008 and 2007, included the following:

	Three months ended September 30			Nine months ended September 30
	2008	2007	% change	2008	2007	% change
(Expressed in millions of U.S. dollars, except % changes and ratios)
Operating (loss) income (1)	$(46.8)	$58.0	-180.8%	$50.8	$105.6	-51.9%

Gross premiums written	$173.2	$123.7	40.0%	$686.6	$512.1	34.1%

Net premiums earned	$188.6	$138.8	35.9%	$465.7	$351.9	32.3%

Combined ratio	129.1%	61.9%		94.8%	75.9%

Investment (losses) returns	-7.20%	2.50%		-6.60%	5.90%

1Operating income is defined as net income adjusted for net realized and unrealized gains (losses) – investments and net realized and unrealized gains (losses) – other.

Chairman Mark Byrne noted: “The third quarter was a challenging one for our industry in that we combined an active hurricane season with tremendous capital markets distress.  The combination of these factors has had a negative effect on our financial results, which we would have preferred to avoid, but nonetheless has proven that we are well capitalized, have proactive risk management, and are capable of managing an unprecedented investment environment, where 12 of the 14 asset classes we follow have negative returns for the year. We in management are large shareholders of Flagstone and are committed to enhancing shareholder value.  We have further demonstrated this through our share repurchase program.

The negative financial result should not be allowed to overshadow some of the significant organizational success we achieved during the quarter.  We successfully reorganized our operating platform with the merger of our Swiss and Bermudian operations to a single Swiss platform that gives us significant operational efficiencies. We were successful in rebranding our South African operation into Flagstone Reinsurance Africa Limited which has just received its A- rating from AM Best and is thus one of only two local South African reinsurers with internationally acceptable paper. We completed a tender for all of the remaining shares of Alliance Re in Cyprus, which will be rebranded Flagstone Alliance Insurance Plc. focused on MENA region facultative, treaty, and insurance businesses. Flagstone Alliance will add considerable depth of relationships to our existing presence in Dubai. This continued expansion further diversifies the geographic composition of our book of business and gives us even more access to our expanding specialty lines.

Early in Q4, we agreed to buy Marlborough Underwriting Agency Limited, operators of Syndicate 1861 at Lloyds. This is a key strategic addition to Flagstone, allowing us to complete our mission of being a multiline reinsurer and an insurer in selected markets. It provides the Company with a Lloyd’s platform with access to both London business and that sourced globally from our network of offices. We will shortly close this transaction and Marlborough have applied for 100 million pounds of stamp capacity for 2009, when we expect the markets to harden for the first time in three years. The transaction is subject to Lloyd's and UK Financial Services Authority approval.

Q3 was a poor investment quarter of historical proportions for the market.  Our analysis indicates the broad asset returns to be worse than any period since the Great Crash of 1929, and it is not possible to plan for these periods without sacrificing satisfactory investment results 99 out of 100 years.  Our investment approach is to diversify across multiple asset classes with the goal of producing a superior risk adjusted return.  This approach did not work well during the quarter or the year as most asset classes correlated highly on the downside.  Our exposure to equities and commodities has hurt overall performance while our large allocation to cash and treasuries has mitigated a portion of the downside related to the other asset classes, to produce an overall return for the quarter of (7.2)%.  While we still expect outperformance from this approach over time, in early October we reached the “circuit breakers” for the short term, and on the decision of our Boards Finance Committee we have largely eliminated our equity linked and commodity assets.  As of today we are mostly in cash and Treasuries, and debt with ratings of AA or better. Our total return for investments over the year, as of October 31, 2008, is (15.4)%.

We regard the change in diluted book value per share plus accumulated dividends, measured over intervals of three years, as the best single measure of our performance for shareholders. Since the founding of the Company, the annualized growth has been 10%, inclusive of dividends, which is below our target.  We do expect a hardening market, since so much capital has been destroyed in our industry this year.

CEO David Brown commented: “When we formed Flagstone one of our aims was to create a company that could endure large industry events and emerge to prosper in the healthy underwriting environments that typically follow.  At the time we were not anticipating that one such event would come from the financial markets, however, we are proud that our business model has withstood the test of what looks like the third largest catastrophe loss in history together with a financial market catastrophe that dwarfs all natural catastrophes.

Our underwriting results for the quarter were well within our expected range despite the occurrence of two significant hurricanes.  We have revised upwards our estimated net combined loss for Ike and Gustav to $115 million from the early estimate of $85 million we published two business days after Ike.  Despite Ike being a Cat 2 storm, damages were greater due to its larger wind field and higher impact sustained inland.  We remain comfortable with our own modeled estimate of the industry loss in the range of $10 billion to $16 billion for onshore losses. The vendors of commercial catastrophe models and other reinsurers have published estimates indicating a somewhat higher loss than our range.  This higher range has been adopted by many of our cedants in estimating their own losses and our reserve levels reflect the more conservative amounts indicated by these larger industry estimates.  Overall when we compare our result for the quarter with our peers we see that our net cat losses and combined ratios, excluding the release of reserves from prior years, is at the low end of the range.  This reflects the risk controlled and diversified nature of our portfolio.

Another important observation about Flagstone is that we have managed to grow our business by 34.1% on a year to date basis over 2007. As I have mentioned before, investors should question growth when others are shrinking.  Our growth comes from increasing diversification and not from increased concentration of risk.  This is demonstrated when comparing our Ike loss as a percentage of our net premium earned to that of our peers.  Our gross loss from Ike was 28% of our net premium earned.  Our peers are typically in the mid to high 30% range.  The substantially lower percentage indicates the degree to which we have been able to diversify.

On the more important topic of the future, we see the investment and other losses in the industry and the serious problems of some major participants as creating an excellent opportunity for Flagstone. We expect an increased demand for reinsurance and a reduced supply to be available.  More specifically we see global catastrophe rates improving for next year and a positive but smaller impact on specialty rates.  Having built our global platform both organically and by select acquisitions, we are ideally positioned to participate in this market upswing.  Not only is the rate improvement likely in the reinsurance business but we also see the problems at major insurers like AIG producing opportunities in the direct market, which our new colleagues at Marlborough are ideally placed to exploit, having expanded our platform.

I fully expect that we will see more business that meets our return criteria in 2009 than we will have capacity to write. We hate to turn away good business but access to additional capital is extremely limited in the current market and by having to reject this business we will be even more discriminating than usual about the business we choose to select.

	Three Months Ended September 30		Nine Months Ended September 30
	2008	2007	2008	2007
	(Expressed in thousands of U.S. dollars, except for share data and ratios)
Gross premiums written	$173,219	$123,704	$686,643	$512,062
Net premium written	$151,235	$91,132	$610,210	$471,245
Net premiums earned	$188,641	$138,799	$465,665	$351,867
Net investment income	$16,056	$17,022	$48,031	$51,184
Loss and loss adjustment expenses	$199,768	$37,439	$295,833	$162,444
Net (loss) income	$(186,548)	$66,249	$(111,740)	$116,553
Total shareholders’ equity	$1,084,419	$1,158,933	$1,084,419	$1,158,933
Combined ratio (1)	129.1%	61.9%	94.8%	75.9%
Basic earnings per share	$(2.18)	$0.78	$(1.31)	$1.44
Diluted earnings per share (2)	$(2.18)	$0.77	$(1.31)	$1.44
Basic book value per share	$12.68	$13.59	$12.68	$13.59
Diluted book value per share	$12.62	$13.30	$12.62	$13.30
Growth in basic book value per share (3)	-14.9%	7.1%	-9.6%	12.8%
Growth in diluted book value per share (3)	-12.7%	7.1%	-8.1%	11.7%

(1)	Combined ratio is the sum of the loss and expense ratios, which are defined as follows:
a.	Loss ratio is calculated by dividing loss and loss adjustment expenses by net premiums earned.
b.	Expense ratio is calculated by dividing acquisition costs combined with general and administrative expenses by net premiums earned.
(2)	Diluted earnings per share for the quarter and nine months ended September 30, 2008 does not contain the effect of:
a.	the warrant conversion as this would be anti- dilutive for GAAP purposes.
b.
the PSU conversion until the end of the performance period, when the number of shares issuable under the PSU Plan will be known. There were 105,822 PSU’s expected to vest under the PSU plan as at September 30, 2008.

c.
Dilutive shares have been excluded in the weighted average common shares used for the calculation of earnings per share in periods of net loss because the effect of such securities would be anti-dilutive.  The number of anti-dilutive shares that have been excluded in the computation of diluted earnings per share for the three and nine months ended September 30, 2008, were 103,344 and 236,876 respectively.

d.	Growth in basic book value per share and diluted book value per share represent the increase in book value in the period plus dividends paid.

Basic and diluted book value per share are non-GAAP financial measures. A reconciliation of these measures to shareholders’ equity is presented at the end of this release.

Results of Operations

The Company holds a controlling interest in Island Heritage, whose primary business is insurance.  As a result of the strategic significance of the insurance business to the Company, and given the relative size of revenues generated by the insurance business, the Company revised its segment structure, effective January 1, 2008, to better align the Company’s operating and reporting structure with its current strategy.  The Company is currently organized into two business segments: Reinsurance and Insurance. Our Reinsurance segment provides reinsurance in the property catastrophe, property and short tail specialty and casualty lines. Our Insurance segment provides insurance through our majority owned subsidiary, Island Heritage. The Company determined that the allocation of resources and the assessment of performance should be reviewed separately for both segments.

Underwriting results

Reinsurance segment

Gross premiums written for our reinsurance segment in the third quarter of 2008 were $155.5 million, compared to $101.9 million for the same period in 2007, an increase in gross premiums written of $53.6 million, or 52.6%. The increase was driven by a strong property catastrophe renewal, growth in specialty lines, reinstatement premiums on the third quarter hurricanes and the addition of new clients partially offset by the non renewal of certain treaties that did not meet the Company’s profitability objectives.  Gross premiums written for the nine months ended September 2008 were $623.2 million, compared to $490.3 million for the same period in 2007, an increase in gross premiums written of $132.9 million, or 27.1%.

The gross premiums written in the third quarter of 2008 include $81.8 million for property catastrophe, $40.2 million for other property and $33.5 million for specialty, compared to $46.7 million, $36.1 million and $19.1 million, respectively, for the same quarter in 2007.  For the nine months ended September 30, 2008, gross premiums written included $425.9 million for property catastrophe, $79.3 million for other property and $117.9 million for specialty, compared to $352.0 million, $84.5 million and $53.8 million, respectively, for the same quarter in 2007.

Net premiums earned were $178.6 million for the third quarter of 2008 compared to $132.2 million for the same quarter in 2007, an increase of $46.4 million, or 35.1%, due to the higher levels of premium writings and reinstatement premiums on the third quarter hurricanes.  On a year to date basis, net premiums earned were $441.0 million compared to $345.3 million for the nine months ended September 30, 2007, an increase of $95.7 million, or 27.7%.

Loss and loss adjustment expenses were $198.1 million for the third quarter of 2008, representing a loss ratio of 110.9% compared to $37.1 million and a loss ratio of 28.1% for the same period in 2007.  The increase in the loss ratio from the third quarter of 2007 was primarily due to more severe catastrophic events in the third quarter of 2008 than in the same period in 2007.  The third quarter of 2008 experienced gross losses related to Hurricane Gustav ($13.1 million) and Hurricane Ike ($129.6 million). During the third quarter of 2007, the significant loss events were the July United Kingdom floods ($10.3 million). During the three months ended September 30, 2008 we also revisited our loss estimates for previous catastrophe events.   Based on updated estimates provided by clients and brokers, we have recorded net favorable developments for prior catastrophe events of approximately $4.0 million.

Loss and loss adjustment expenses were $294.0 million for the nine months ended September 30, 2008, representing a loss ratio of 66.7% compared to $162.1 million and a loss ratio of 47.0% for the same period in 2007. Significant loss events for the first nine months of 2008 included Hurricane Gustav ($13.1 million), Hurricane Ike ($129.6 million) and the Chinese winter storms ($18.2 million). During the first nine months of 2007, the loss events included the European Windstorm Kyrill ($33.8 million), United Kingdom floods ($41.3 million), and New South Wales (Australia) floods ($23.5 million).

Our acquisition cost ratio was 13.3% for the third quarter of 2008 compared to 19.2% for the third quarter of 2007.  The decrease in acquisition costs in the current quarter is primarily due to lower commission expense on proportional contracts of $2.6 million as well as an increase in reinstatement premiums this quarter which has relatively low acquisition costs associated with it.  The acquisition cost ratio for the nine months ended September 30, 2008 was 15.6% compared to 15.3% for the same period in 2007.

General and administrative expenses were $13.9 million for the third quarter ended September 30, 2008 compared to $18.1 million for the third quarter of 2007.  General and administrative expenses were $60.7 million for the nine months ended September 30, 2008 compared to $46.6 million for the same period in 2007.  The decrease in the current quarter over prior year quarter was primarily due to the reversal of previously recognized stock compensation expenses of $11.9 million. The stock compensation expense reversal is due to the impact of the current quarter results on the PSU calculations.  The increase for the nine months ended September 30, 2008 compared to the same period in 2007 was primarily due to the cost of additional staff and infrastructure as we continue to build our global operations and enhance our technology platform partially offset by the reversal of previously recognized stock compensation expenses noted above.

Our reinsurance segment reported a combined ratio of 132.0% for the third quarter of 2008 compared to 61.0% for the third quarter of 2007.  The combined ratio for the nine months ended September 30, 2008 was 96.1% compared to 75.8% for the same period in 2007.

Insurance segment

As the Company began consolidating Island Heritage in July 2007, their operating results are included in the comparative statements beginning on July 1, 2007.

The net underwriting income for the three and nine months ended September 30, 2008 amounted to $4.0 million and $8.6 million, respectively, compared to $2.6 million for the three and nine months ended September 30, 2007.

Gross premiums written were $17.7 million and $63.5 million, respectively, for the three and nine months ended September 30, 2008, compared to $21.8 million for the three and nine months ended September 30, 2007.  Contracts are written on a per risk basis and consist primarily of property lines; proportionally higher volumes of property business are traditionally written in the first two quarters of the year as compared to the other quarters in the fiscal year.

Insurance premiums ceded for the three and nine months ended September 30, 2008 were $3.6 million and $37.7 million, respectively, compared to $11.8 million for the three and nine months ended September 30, 2007.

Net premiums earned totaled $10.0 million and $24.6 million, respectively, for the three and nine months ended September 30, 2008, compared to $6.6 million for the three and nine months ended September 30, 2007.

Loss and loss adjustment expenses amounted to $1.7 million and $1.8 million, respectively, for the three and nine months ended September 30, 2008, compared to $0.3 million for the three and nine months ended September 30, 2007. The increase was primarily due to losses from Hurricanes Gustav and Ike.

Acquisition costs totaled $3.6 million and $10.0 million, respectively, for the three and nine months ended September 30, 2008, compared to $3.4 million for the three and nine months ended September 30, 2007. The acquisition cost ratio, which is equal to acquisition cost expenses over net premiums earned, for the three and nine months ended September 30, 2008 were 35.8% and 40.5%, respectively, compared to 51.7% for the three and nine months ended September 30, 2007. Acquisition costs include gross commission costs, profit commission, and premium taxes.

General and administrative expenses for the three and nine months ended September 30, 2008 were $2.4 million and $6.3 million, respectively, compared to $1.6 million for the three and nine months ended September 30, 2007.

Our insurance segment reported a combined ratio of 76.2% for the third quarter of 2008 compared to 81.5% for the third quarter of 2007.  The combined ratio for the nine months ended September 30, 2008 was 73.4% compared to 81.5% for the same period in 2007.

Investment results

The total return on our investment portfolio, excluding minority interests in the investment portfolio, comprises investment income and realized and unrealized gains and losses on investments. For the three and nine months ended September 30, 2008, the total return on invested assets was (7.2)% and (6.6)%, respectively, compared to 2.5% and 5.9%, respectively, for the three and nine months ended September 30, 2007.  The change in the return on invested assets of (9.7)% during the three months ended September 30, 2008 compared to the same period in 2007 is primarily due to the net realized and unrealized losses incurred in the current quarter on the fixed maturities of $27.1 million, equities of $29.1 million, other investments of $13.1 million, and derivatives of $69.4 million held in the investment portfolio. The change in the return on invested assets of (12.5)% during the nine months ended September 30, 2008 compared to the same period in 2007 is primarily due to the net realized and unrealized losses incurred during 2008 on the fixed maturities of $24.6 million, equities of $40.3 million, other investments of $21.6 million and derivatives of $73.9 million held in the investment portfolio.  The key contributors to the investment performance this quarter were the widening of credit spreads and the impact of the turbulent worldwide markets on our equity, commodity and real estate holdings.

Net investment income

Net investment income for the third quarter of 2008 was $16.1 million, compared to $17.0 million for the same quarter in 2007, a decrease of 5.7%. Net investment income for the nine months ended September 30, 2008 was $48.0 million, compared to $51.2 million for the same quarter in 2007, a decrease of 6.2%.

Net investment income decreases for the three and nine month periods are principally due to changes in the Company’s process regarding the allocation to investment income of a portion of general and administrative expenses, attributable to investment management expenses.  The Company allocates all investment related expenses to investment income, including salaries and overhead expenses, considered to be directly related to and supporting the investment income. The decrease in interest income on fixed maturities in 2008 was partially offset by an increase in amortization income on fixed maturities.

Net realized and unrealized gains and losses – investments

Net realized and unrealized gains and losses on our investment portfolio amounted to a $138.7 million and $160.4 million loss, respectively, for the three and nine months ended September 30, 2008, compared to an $18.0 million and $18.7 million gain for the three and nine months ended September 30, 2007, respectively.  These amounts comprise net realized and unrealized gains and losses on our fixed maturities, equities, and other investments and on our investment portfolio of derivatives which includes global equity, global bond, commodity and real estate futures, TBA securities, interest rate swaps and total return swaps.  The decrease during the three and nine months ended September 30, 2008 compared to the same periods in 2007, was primarily due to the significant declines in the global equity, bond and commodities markets in 2008. Such declines in the equity, bond and commodities markets are attributable to the broader deterioration and volatility in the credit markets, the widening of credit spreads in fixed income sectors, significant failures of large financial institutions, uncertainty regarding the effectiveness of governmental solutions and the lingering impact of the sub-prime residential mortgage crisis.

Treasury hedging and other

Net realized and unrealized gains and losses – other

The Company's policy is to hedge the majority of its non-investment currency and debt interest rate exposures with derivative instruments such as foreign currency swaps, forward currency contracts and interest rate swaps.   Net realized and unrealized losses - other amounted to $1.0 million for the third quarter of 2008 compared to $9.7 million for the third quarter of 2007.  Net realized and unrealized losses - other amounted to $2.1 million for the nine months ended September 30, 2008 compared to $7.8 million for the same period in 2007.

The primary components of the $1.0 million and $2.1 million loss for the three and nine months ended September 30, 2008, respectively, are as follows:

		Three months ended September 30, 2008	Nine months ended September 30, 2008
Balance sheet hedge:
-	foreign currency forwards on Flagstone Suisse’s net assets (undesignated hedge), operational hedges on reinsurance balances and a portion of long term debt incurred:	$(0.1) million	$(3.1) million
-	foreign currency swaps on our subordinated debt:	$(2.7) million	$(0.7) million
-	interest rate swaps on our subordinated debt:	$(0.1) million	$(1.3) million
Unrealized gains on other reinsurance derivatives		$1.9 million	$3.0 million

Interest expense

Interest expense for the third quarter of 2008 was $3.7 million, compared to $5.9 million for the same quarter in 2007.  Interest expense for the nine months ended September 30, 2008 was $13.7 million compared to $12.7 million for the same period in 2007.  The decrease in interest expense for the three months ended September 30, 2008 compared to the same period in 2007 is primarily related to a reduction in interest rates on the subordinated debt, the repurchase of $11.25 million of principal amount of the Company’s outstanding $100.0 million Notes during the second quarter of 2008, as well as foreign exchange gains related to the Euro denominated debt due to the strengthening of the U.S. dollar against the Euro.  For the nine months ended September 30, 2008 compared to the same period in 2007, the primary cause for the increase is additional debt offerings of $100.0 million and $25.0 million occurred in June and September 2007, respectively, which accordingly increased our interest expense in 2008. This increase was partially offset by the repurchase of $11.25 million of principal amount of the Company’s outstanding $100.0 million Notes during the second quarter of 2008.

Shareholders’ equity

At September 30, 2008, shareholders' equity was $1.1 billion and diluted book value per share was $12.62.

Regulation G

This earnings release includes diluted book value per share. This is a non-GAAP financial measure and it has been reconciled to its most comparable GAAP financial measure. The Company believes this measure to be useful alongside comparable GAAP measures in evaluating the Company’s financial performance as management believes the growth in the Company’s diluted book value per share ultimately translates into growth in the Company’s stock price. A reconciliation of this measure to shareholders’ equity is presented at the end of this release.

Additional information

The Company will host a conference call on Tuesday, November 4th, 2008 at 9.30 a.m. (EDT) to discuss this release.  Live broadcast of the conference call will be available through the Investor Section of the Company’s website at www.flagstonere.bm.

The Company, through its operating subsidiaries, is a global reinsurance and insurance company that employs a focused and technical approach to the Property Catastrophe, Property, and Specialty reinsurance and insurance businesses. Flagstone Réassurance Suisse has received “A-” financial strength ratings from both A.M. Best and Fitch Ratings, and “A3” ratings from Moody's Investors Service.  Island Heritage and Flagstone Reinsurance Africa have received “A-” financial strength ratings from A.M. Best.

The Company is traded on the New York Stock Exchange under the symbol “FSR” and the Bermuda Stock Exchange under the symbol “FSR BH”. Additional financial information and other items of interest are available at the Company’s website located at www.flagstonere.bm.

Please refer to the September 30, 2008 Financial Supplement, which will be posted on the Company’s website for more detailed financial information.

Consolidated Statements of Operations and Comprehensive (Loss) Income (unaudited) – For the three month and nine month periods ended  September 30, 2008 and September 30, 2007 (expressed in thousands of U.S. dollars, except share and per share data)

	For the Three Months Ended		For the Nine Months Ended
	September 30, 2008	September 30, 2007	September 30, 2008	September 30, 2007
REVENUES
Gross premiums written	$173,219	$123,704	$686,643	$512,062
Premiums ceded	(21,984)	(32,572)	(76,433)	(40,817)
Net premiums written	151,235	91,132	610,210	471,245
Change in net unearned premiums	37,406	47,667	(144,545)	(119,378)
Net premiums earned	188,641	138,799	465,665	351,867
Net investment income	16,056	17,022	48,031	51,184
Net realized and unrealized (losses) gains - investments	(138,677)	17,980	(160,428)	18,747
Net realized and unrealized losses - other	(1,039)	(9,682)	(2,144)	(7,836)
Other income	1,418	1,961	5,269	2,885
Total revenues	66,399	166,080	356,393	416,847

EXPENSES
Loss and loss adjustment expenses	199,768	37,439	295,833	162,444
Acquisition costs	27,452	28,795	78,827	56,238
General and administrative expenses	16,271	19,763	67,034	48,232
Interest expense	3,722	5,873	13,671	12,657
Net foreign exchange losses (gains)	8,331	(1,842)	3,262	(3,180)
Total expenses	255,544	90,028	458,627	276,391

(Loss) income before income taxes, minority interest and interest in earnings of equity investments	(189,145)	76,052	(102,234)	140,456
Provision for income tax	(585)	(229)	(1,892)	(351)
Minority interest	3,657	(9,317)	(7,139)	(24,942)
Interest in earnings of equity investments	(475)	(257)	(475)	1,390
NET (LOSS) INCOME	$(186,548)	$66,249	$(111,740)	$116,553

Change in currency translation adjustment	5,833	8,310	1,647	6,293
Change in defined benefit pension plan - transitional obligation	57	-	(465)	-
COMPREHENSIVE (LOSS) INCOME	$(180,658)	$74,559	$(110,558)	$122,846

Weighted average common shares outstanding—Basic	85,499,283	85,413,479	85,479,861	80,816,529
Weighted average common shares outstanding—Diluted	85,499,283	85,491,561	85,479,861	80,937,061
Net (loss) income per common share outstanding—Basic	$(2.18)	$0.78	$(1.31)	$1.44
Net (loss) income per common share outstanding—Diluted	$(2.18)	$0.77	$(1.31)	$1.44
Dividends declared per common share	$0.04	$0.04	$0.12	$0.04

Segment Reporting (unaudited) – For the three month and nine month periods ended September 30, 2008 and September 30, 2007 (expressed in thousands of U.S. dollars, except percentages)

	Three Months Ended September 30, 2008			Three Months Ended September 30, 2007
	Reinsurance	Insurance	Total	Reinsurance	Insurance	Total

Gross premiums written	$155,508	$17,711	$173,219	$101,912	$21,792	$123,704
Net written premiums	137,171	14,064	151,235	81,095	10,037	91,132
Net premiums earned	$178,611	$10,030	$188,641	$132,197	$6,602	$138,799
Other insurance related income	(326)	1,608	1,282	418	1,422	1,840
Loss and loss adjustment expenses	198,076	1,692	199,768	37,105	334	37,439
Acquisition costs	23,859	3,593	27,452	25,381	3,414	28,795
General and administrative expenses	13,911	2,360	16,271	18,130	1,633	19,763
Underwriting (Loss) Income	$(57,561)	$3,993	$(53,568)	$51,999	$2,643	$54,642
Loss ratio	110.9%	16.9%	105.9%	28.1%	5.1%	27.0%
Acquisition cost ratio	13.3%	35.8%	14.6%	19.2%	51.7%	20.7%
General and administrative expense ratio	7.8%	23.5%	8.6%	13.7%	24.7%	14.2%
Combined ratio	132.0%	76.2%	129.1%	61.0%	81.5%	61.9%
Total Assets	$2,343,057	$72,159	$2,415,216	$1,991,604	$75,092	$2,066,696

	Nine Months Ended September 30, 2008			Nine Months Ended September 30, 2007
	Reinsurance	Insurance	Total	Reinsurance	Insurance	Total

Gross premiums written	$623,155	$63,488	$686,643	$490,270	$21,792	$512,062
Net written premiums	584,458	25,752	610,210	461,208	10,037	471,245
Net premiums earned	$441,020	$24,645	$465,665	$345,265	$6,602	$351,867
Other insurance related income	456	2,095	2,551	840	1,422	2,262
Loss and loss adjustment expenses	294,030	1,803	295,833	162,110	334	162,444
Acquisition costs	68,842	9,985	78,827	52,824	3,414	56,238
General and administrative expenses	60,731	6,303	67,034	46,599	1,633	48,232
Underwriting (Loss) Income	$17,874	$8,648	$26,522	$84,572	$2,643	$87,215
Loss ratio	66.7%	7.3%	63.5%	47.0%	5.1%	46.2%
Acquisition cost ratio	15.6%	40.5%	16.9%	15.3%	51.7%	16.0%
General and administrative expense ratio	13.8%	25.6%	14.4%	13.5%	24.7%	13.7%
Combined ratio	96.1%	73.4%	94.8%	75.8%	81.5%	75.9%
Total Assets	$2,343,057	$72,159	$2,415,216	$1,991,604	$75,092	$2,066,696

Consolidated Balance Sheets as at September 30, 2008 and December 31, 2007
(expressed in thousands of U.S. dollars)

	As at	As at
	September 30, 2008	December 31, 2007
	(Unaudited)
ASSETS
Investments:
Fixed maturities, at fair value (Amortized cost: 2008 - $710,100; 2007 - $1,099,149)	$697,839	$1,109,105
Short term investments, at fair value (Amortized cost: 2008 - $29,896; 2007 - $23,660)	29,888	23,616
Equity investments, at fair value (Cost: 2008 - $84,301; 2007 - $73,603)	78,426	74,357
Other investments	423,144	293,166
Total Investments	1,229,297	1,500,244
Cash and cash equivalents	635,623	362,680
Premium balances receivable	275,778	136,555
Unearned premiums ceded	41,789	14,608
Reinsurance recoverable	14,599	1,355
Accrued interest receivable	5,854	9,915
Receivable for investments sold	31,749	-
Deferred acquisition costs	52,502	30,607
Funds withheld	11,915	6,666
Goodwill	13,068	10,781
Intangible assets	775	775
Other assets	101,974	29,587
Due from related parties	293	-
Total Assets	$2,415,216	$2,103,773

LIABILITIES
Loss and loss adjustment expense reserves	$392,462	$180,978
Unearned premiums	350,786	175,607
Insurance and reinsurance balances payable	32,984	12,088
Payable for investments purchased	4,944	41,750
Long term debt	252,838	264,889
Other liabilities	104,772	33,198
Total Liabilities	1,138,786	708,510

Minority Interest	192,011	184,778

SHAREHOLDERS' EQUITY
Common voting shares, 150,000,000 authorized, $0.01 par value, issued and outstanding (2008 - 85,346,325; 2007 - 85,309,107)	853	853
Additional paid-in capital	899,920	905,316
Accumulated other comprehensive income	8,608	7,426
Retained earnings	175,038	296,890
Total Shareholders' Equity	1,084,419	1,210,485

Total Liabilities, Minority Interest and Shareholders' Equity	$2,415,216	$2,103,773

Cautionary Statement Regarding Forward-Looking Statements

This report may contain, and the Company may from time to time make, written or oral “forward-looking statements” within the meaning of the U.S. federal securities laws, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and other factors, many of which are outside the Company’s control, which could cause actual results to differ materially from such statements.  In particular, statements using words such as “may”, “should”, “estimate”, “expect”, “anticipate”, “intend”, “believe”, “predict”, “potential”, or words of similar import generally involve forward-looking statements.

Important events and uncertainties that could cause the actual results to differ include, but are not necessarily limited to: market conditions affecting the Company’s common share price; ; the impact of the current unprecedented volatility in the financial markets, including the duration of the crisis and the effectiveness of governmental solutions; the weakening economy, including the impact on our customers' businesses; fluctuations in interest rates; the effects of corporate bankruptcies on capital markets; the possibility of severe or unanticipated losses from natural or man-made catastrophes; the effectiveness of our loss limitation methods; our dependence on principal employees; the cyclical nature of the reinsurance business; the levels of new and renewal business achieved; opportunities to increase writings in our core property and specialty reinsurance and insurance lines of business and in specific areas of the casualty reinsurance market; the sensitivity of our business to financial strength ratings established by independent rating agencies; the estimates reported by cedents and brokers on pro-rata contracts and certain excess of loss contracts where the deposit premium is not specified in the contract; the inherent uncertainties of establishing reserves for loss and loss adjustment expenses, our reliance on industry loss estimates and those generated by modeling techniques; unanticipated adjustments to premium estimates; changes in the availability, cost or quality of reinsurance or retrocessional coverage; changes in general economic conditions; changes in governmental regulation or tax laws in the jurisdictions where we conduct business; the amount and timing of reinsurance recoverables and reimbursements we actually receive from our reinsurers; the overall level of competition, and the related demand and supply dynamics in our markets relating to growing capital levels in the reinsurance industry; declining demand due to increased retentions by cedents and other factors; the impact of terrorist activities on the economy; and rating agency policies and practices.

These and other events that could cause actual results to differ are discussed in more detail from time to time in our filings with the Securities and Exchange Commission.  The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by U.S. federal securities laws. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made.

Non-GAAP Financial Measures

In addition to the GAAP financial measures set forth in this Press Release, we have presented “basic and diluted book value per share”, which are non-GAAP financial measures.  Management uses growth in diluted book value per share as a prime measure of the value the Company is generating for its common shareholders, as Management believes that growth in the Company’s diluted book value per share ultimately translates into growth in the Company’s stock price.

Basic book value per share is defined as total shareholders’ equity divided by the number of common shares outstanding at the end of the period plus vested restricted share units, giving no effect to dilutive securities.   Diluted book value per share is defined as total shareholders’ equity divided by the number of common shares and common share equivalents outstanding at the end of the period including all potentially dilutive securities such as the Warrant, PSUs and RSUs. When the effect of securities would be anti-dilutive, these securities are excluded from the calculation of diluted book value per share. The Warrant was anti-dilutive and was excluded from the calculation of diluted book value per share as at September 30, 2008 and December 31, 2007.

Book Value per Share (unaudited)

	As at	As at
	September 30, 2008	December 31, 2007
	($ in thousands, except share and per share data)

Shareholders' Equity	$1,084,419	$1,210,485
Potential net proceeds from assumed:
Exercise of PSU (1)	-	-
Exercise of RSU (1)	-	-
Conversion of warrant - ($14 strike price) (2)	-	-
Diluted Shareholders' Equity	$1,084,419	$1,210,485

Common shares outstanding - end of period	85,346,325	85,309,107
Vested RSUs	152,958	105,060
Total Common shares outstanding - end of period	85,499,283	85,414,167

Potential shares to be issued:
PSUs expected to vest	105,822	1,658,700
RSUs outstanding	301,746	221,550
Conversion of warrant - ($14 strike price) (2)	-	-
Common Shares Outstanding - Diluted	85,906,851	87,294,417

Basic book value per share	$12.68	$14.17

Diluted book value per share	$12.62	$13.87

(1) No proceeds due when exercised
(2) Below strike price - not dilutive